                                                                    EXHIBIT 23.2

The Board of Directors of
Lycos, Inc.:

   We consent to the incorporation by reference in the registration statement on Form S-3 of Lycos, Inc. or our report dated February 26, 1999, relating to the consolidated balance sheets of Wired Ventures, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements and operations and comprehensive income (loss), minority interest and stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Lycos, Inc. dated July 15, 1999.

                                          /s/ KPMG LLP

                                          KPMG LLP

San Francisco, California
March 15, 2000